EXECUTION VERSION

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is dated as of June 21, 2023, by and between JetBlue Airways Corporation, a Delaware corporation (the “Company”), and Joanna Geraghty, an individual (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into an employment agreement; and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Committee”) has determined that the Agreement is in the best interests of the shareholders of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed as follows:

1.               Employment and Duties.

(a)             General. The Executive shall serve as the President and Chief Operating Officer of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the CEO. The Executive’s principal place of employment shall be the principal offices of the Company currently located in the New York City area; provided, however, that the Executive understands and agrees that she will be required to travel from time to time for business reasons.

(b)             Exclusive Services. For so long as the Executive is employed by the Company, the Executive agrees that she will devote her primary care and attention to the business of the Company. The Executive agrees that she will faithfully serve the Company, will in all respects conform to and comply with the lawful and good faith directions and instructions given to her by the CEO and will use her best efforts to promote and serve the best interests of the Company. The Executive may from time to time engage in and/or serve such civic, charitable, community, educational, religious or professional boards or activities, or engage in other business activities and serve on one private or public company board with the prior approval of the Company, not to unreasonably be withheld, provided that they do not interfere with her responsibilities to the Company and do not constitute an actual or apparent conflict of interest to the Company; provided further, however, that it shall not be a violation of this Agreement for the Executive to continue to serve on the company board on which she serves as of the date hereof.

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2.               Term of Employment. The Executive’s employment under this Agreement commenced on June 21, 2023 (the “Effective Date”) for a term (the “Term”), such that the Executive’s employment shall terminate on the earlier of (i) May 31, 2026 (the “Expiration Date”) or (ii) such earlier termination of the Executive’s employment under this Agreement.

3.               Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)             Base Salary. On and as of the Effective Date, the Company shall pay to the Executive an annual base salary (the “Base Salary”) at the rate of $650,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time.

(b)             Bonus. For each fiscal year during the Term, the Executive shall be eligible to receive an annual incentive bonus (the “Bonus”) as provided by the Company to its senior executives in accordance with the terms then in place, which, at Effective Date, is a target of 150% of the Executive’s Base Salary, with a range of 0% to 200%; provided, however, that the actual amount of the Bonus shall be reviewed and approved by the Committee in its sole and absolute discretion. The Bonus shall be paid at the same time bonuses are paid to other senior executives, but in no event later than March 15 of the year following the fiscal year to which the Bonus relates. Except as otherwise set forth in this Agreement, the Executive must remain continuously employed by the Company through the date on which the Bonus is paid to be eligible to receive such Bonus; provided, however, that the Executive will be eligible to receive the Bonus for the final year of Executive’s employment if she remains employed with the Company through December 31st of the final year. From time to time, the Committee may determine to modify (including terminating the use of) a bonus element used to compensate its senior executives, including the Executive, and the Executive’s compensation shall then reflect the compensation elements then approved by the Committee and adopted by the Company.

(c)             Equity Awards. The Executive shall be eligible to receive annual awards of JetBlue equity pursuant to an award agreement and subject to the terms and conditions of the Company’s shareholder approved equity-compensation plan as in effect from time to time (the “Plan”), as may be determined by the Committee in the exercise of its business judgment, subject to the approval of the Committee. From time to time, the Committee may determine to modify (including terminating the use of) the equity vehicles used to compensate its senior executives, including the Executive, and the Executive’s compensation shall then reflect the equity vehicles then approved by the Committee and adopted by the Company.

(d)             Special Equity Award. In consideration of the covenants set forth in this Agreement, the Executive shall receive a one-time award of JetBlue restricted stock units with a grant date value of $2,000,000, vesting on the Expiration Date (the “One Time Grant”). The One Time Grant shall be made pursuant to an award agreement and subject to the terms and conditions of the Plan, as may be determined by the Committee in the exercise of its business judgment, which One Time Grant shall not be eligible for acceleration pursuant to the terms of the Severance Plan (as defined in Section 4(a)), but shall be treated in the manner set forth in Section 4(b) below on a termination by the Company without Cause or a resignation with Good Reason.

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(e)             The elements of the Executive’s compensation set forth in Section 3(a)-(c) above shall be reviewed and approved by the Committee, based upon the Executive’s performance, not less often than annually, and approved by the Committee. The Base Salary may be increased from time to time, but not decreased. As the payment of the Bonus and equity awards are contingent upon performance, those elements are dependent upon the Executive achieving Company and her goals and payouts may vary accordingly.

(f)              Savings and Retirement Plans. The Executive shall be entitled to participate in all savings and retirement plans applicable generally to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(g)             Welfare Benefit Plans. The Executive and/or her family shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(h)             Expenses. The Company shall reimburse the Executive for reasonable business-related expenses incurred by the Executive in the fulfillment of her duties hereunder in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

(i)              Vacation. The Executive shall be entitled to vacation time consistent with the applicable policies of the Company for senior executives as in effect from time to time.

(j)              Fringe Benefits; Indemnification; D&O Insurance. The Executive shall be entitled to such fringe benefits as may be available generally to other senior executives of the Company. The Company shall provide the Executive with indemnification, advancement of expenses and directors’ and officers’ insurance entitlements as are provided to other senior executives of the Company.

(k)             Flight Benefits. During the Term, the Executive shall be entitled to travel privileges consistent with the terms and conditions of the applicable policies of the Company for senior executives as in effect from time to time.

4.               Termination of Employment.

(a)             Termination for Cause or Resignation without Good Reason.

If, prior to the expiration of the Term, the Company terminates the Executive’s employment for Cause or if the Executive resigns from her employment hereunder other than for Good Reason, each such term as defined in the JetBlue Airways Corporation Severance Plan (or under any successor plan as may be approved by the Board from time to time) (the “Severance Plan”), the Executive shall only be entitled to payment of unpaid Base Salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan or program of the Company (“Other Accrued Compensation and Benefits”). The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment and shall not be eligible to receive benefits under the Severance Plan.

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(b)             Termination without Cause, Resignation with Good Reason or Expiration of Term.

(i)              If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause or the Executive resigns with Good Reason, the Executive will be eligible to receive severance and other benefits provided pursuant to Article IV of the Severance Plan as if she were eligible to receive such severance and benefits under Article IV of the Severance Plan, except with respect to the One-Time Grant, which will be forfeited automatically upon a termination of employment for any reason to the extent then unvested, and continued flight benefits in accordance with Section 3(k) above. In addition, in the event that the Executive is terminated without Cause or resigns with Good Reason at any time on or after the first anniversary of the grant date, the Executive shall vest in a pro-rata portion of the One-Time Grant based on the number of days actually served by the Executive following the grant date, with such ratio calculated with the numerator consisting of the number of days elapsed from the grant date through the effective date of her separation and the denominator being the number of days between the grant date and the Expiration Date, and the One-Time Grant shall settle as soon as practicable thereafter.

(ii)            If following a termination of employment without Cause or a resignation with Good Reason, in each case during the Term, the Executive breaches the provisions of Sections 5 through 9 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 4(b)(i), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(iii)          If, on or following expiration of the Term, the Executive continues to be employed by the Company, the Executive will participate in the Severance Plan in lieu of the foregoing; provided, however, that the level of benefits to be provided to the Executive under the Severance Plan following the expiration of the Term shall be no less favorable than the level of benefits currently provided to similarly situated executives under the Severance Plan as of the Effective Date.

(c)             Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s Disability, as defined below, the Company shall be entitled to terminate her employment. In the event of termination of the Executive’s employment by reason of Executive’s death or Disability, the Company shall pay to the Executive (or her estate, as applicable), the Executive’s Base Salary through and including the date of termination of employment and the Other Accrued Compensation and Benefits. For purposes of this Agreement, “Disability” means that the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits.

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(d)             Section 409A. Notwithstanding the foregoing provisions of this Section 4, if, as of the Separation from Service Date, the Executive is a Specified Employee, then, to the extent that this Agreement provides for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following shall apply:

(i)              No payments shall be made and no benefits shall be provided to the Executive during the period beginning on the Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of the Executive’s death.

(ii)            On the first business day of the first month following the month in which occurs the six-month anniversary of the Separation from Service Date or, if earlier, the Executive’s death, the Company shall make a one-time, lump-sum cash payment to the Executive in an amount equal to the sum of (x) the amounts otherwise payable to the Executive under this Agreement during the period described in Section 4(d)(i), and (y) the amount of interest on the foregoing at the applicable federal rate for instruments of less than one (1) year.

For purposes of this Agreement, “Separation from Service Date” shall mean the date of the Executive’s separation from service within the meaning of Section 409A(a)(2)(i)(A) of the Code. “Specified Employee” shall mean a ‘‘specified employee’’ within the meaning of Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(e)             Notice of Termination. Any termination of employment by the Company or the Executive during the Term shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 24 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f)              Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its subsidiaries or affiliates; (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company; and (iii) resignation from a seat on any non-Company board of directors that the Executive holds solely as a result of Executive’s position with the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

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5.               Confidentiality.

(a)             Confidential Information.

(i)              The Executive agrees that she will not at any time, except with the prior written consent of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) or, to the extent permitted pursuant to subsection 5(a)(ii), as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any information deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning past, present or prospective customers, marketing data, trade secrets, ideas, techniques, business, product, or development plans, or other Confidential Information used by, or useful to, any member of the Company Group and known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group; provided that such Confidential Information does not include any information which is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s action. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

(ii)            In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice, as set forth in Section 24 of this Agreement, so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise her reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

(b)             Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5(b).

6.               Noncompetition. The Executive agrees that, for a period commencing on the Effective Date and ending on the earliest to occur of (x) one (1) year after her termination of employment for any reason during the Term, or (y) expiration of the Term if the Executive is employed by the Company on or following the Expiration Date (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing Business (as hereinafter defined) in any geographic area in which the Company Group is engaged or in which the Company has publicly announced during the Term it will engage.

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For purposes of this Section 6, a “Competing Business” is defined as Delta Airlines, American Airlines, Southwest Airlines, United Airlines, Alaska Airlines, Spirit Airlines and Frontier Airlines; provided, however, that nothing herein shall limit the Executive’s right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

7.               Non-Solicitation. The Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent twelve-month period, an employee, officer, representative or agent of the Company Group and any member of the Company Group, or solicit, induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (b) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. As used herein, the term indirectly shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

7A. Expiration. For the avoidance of doubt, Sections 6 and 7 shall automatically cease to apply, and the Executive shall automatically cease to have any obligations thereunder, immediately upon expiration of the Term if the Executive remains employed by the Company on or after the Expiration Date.

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8.               Nondisparagement. The Executive agrees that at no time during her employment by the Company or thereafter shall she make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of any member of the Company Group or any of its respective directors, officers or employees, except as required by law. The Company agrees that at the termination of Executive’s employment with the Company, the Company will direct members of senior leadership to refrain from making any statement or other communication to any third party critical of the reputation, business or character of Executive, except as required by law. Nothing contained in this Section 8 shall be construed to limit the Executive’s or the Company’s ability to enforce their respective rights under this Agreement; truthfully testify in response to legal process or a governmental inquiry or communicate with any governmental agency.

9.               Assignment of Developments.

(a)             The Executive acknowledges that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation and writings and applications thereof, relating to the business or future business of the Company that the Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during the Executive’s employment with or as a result of the Executive’s employment with the Company (collectively, “Developments” ) are works made for hire and shall remain the sole and exclusive property of the Company, free of any reserved or other rights of any kind on the Executive’s part. The Executive hereby assigns to the Company all of her rights, titles and interest in and to all such Developments, if any. The Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, to give evidence and to take any and all other actions (including, among other things, the execution and delivery under oath of patent or copyright applications and instruments of assignment) that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain and enforce, all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the past, present or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of the Executive’s employment with the Company.

(b)             If a patent application or copyright registration is filed by the Executive or on the Executive’s behalf during the Executive’s employment with the Company or during the Restricted Period, describing a Development within the scope of the Executive’s work for the Company or which otherwise relates to a portion of the business of the Company of which the Executive had knowledge during the Executive’s employment with the Company, it is to be conclusively presumed that the Development was conceived by the Executive during the period of such employment.

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10.            No Conflicting Agreement. The Executive represents and warrants to the Company that the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement or the fulfillment by the Executive of the Executive’s obligations hereunder.

11.            Certain Remedies.

(a)             Forfeiture/Payment Obligations. In the event the Executive fails to comply with Sections 5 through 8, the Executive agrees that she will forfeit any amounts not already paid, and repay to the Company any amounts already paid, unless otherwise required by law, pursuant to Section 4(b) of the Agreement. The Executive will pay the Company under this Section 11(a) within 10 days of a determination by a court or an arbitrator that the Executive failed to comply with Sections 5 through 8 of the Agreement. The obligations under this Section 11(a) are full recourse obligations. All payments made under this Agreement shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules regulations or Company policy as enacted, adopted or modified from time to time and as determined by the Committee as necessary or appropriate.

(b)             Injunctive Relief. Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Section 14 hereof, the Executive agrees that a breach of any of the covenants contained in Sections 5, 6, 7 and 8 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 5, 6, 7 and 8 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

12.            Defense of Claims. The Executive agrees that during the Term and for a period of five (5) years after termination of the Executive’s employment, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Executive shall not receive any additional compensation for rendering assistance pursuant to this Section 12. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 12.

13.            Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

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14.            Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New York City, New York in accordance with the rules of the American Arbitration Association before one (1) arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two (2) individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

15.            Nonassignability; Binding Agreement.

(a)             By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)             By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.

(c)             Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

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16.            Taxes and Reimbursements. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract. Notwithstanding anything in this Agreement to the contrary, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a ‘‘deferral of compensation’’ within the meaning of Section 409A of the Code. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

17.            Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18.            Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

19.            Section 409A. This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. In addition, installment payments under this Agreement are treated as separate payments for purposes of Code Section 409A.

20.            Survival of Certain Provisions. The rights and obligations set forth in Sections 5 through 12 and Section 14 shall survive any termination or expiration of this Agreement.

21.            Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. Notwithstanding any other provisions of this Agreement to the contrary, the Executive is, and shall continue to be, a participant in the JetBlue Airways Corporation Executive Change in Control Severance Plan, as modified from time to time, and nothing in this Agreement shall have any effect on her participation in such plan.

22.            Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, including through electronic signatures, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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23.            Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

24.            Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, New York 11101
Attention: General Counsel

To the Executive: To the address listed as Executive’s primary residence in the Company’s human resources records and to her place of employment with the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of the Committee, and the Executive has executed this Agreement, as of the day and year first written above.

JETBLUE AIRWAYS CORPORATION

By:	/s/ Laurie Villa
NAME: Laurie Villa
TITLE: Chief People Officer

/s/ Joanna Geraghty
Joanna Geraghty

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